Confidential


                         AMENDED AND RESTATED TERM SHEET

This Amended and Restated Term Sheet (this "Amended and Restated Term Sheet") is made and entered into by and among HANMI FINANCIAL CORPORATION, a Delaware corporation and registered bank holding company with its principal offices in Los Angeles, California (the "Company"), LEADING INVESTMENT & SECURITIES CO., LTD., a Korean corporation with its principal offices in Seoul, Korea ("Leading") and IWL PARTNERS LLC, a Korean company with its principal offices in Seoul, Korea ("IWL Partners," and collectively with the Company and Leading, the "Parties").

WHEREAS, the Parties hereto have amended a Term Sheet dated as of May 28, 2009 (the "Term Sheet") on August 5, 2009, outlining the terms and conditions of the proposed investments by Leading and IWL in newly issued common stock of the Company;

WHEREAS, the Company and Leading entered into a Securities Purchase Agreement (the "SPA") dated as of June 12, 2009 pursuant to which the Company has agreed to issue and Leading has agreed to purchase certain number of shares of the common stock of the Company, as contemplated by the Term Sheet;

WHEREAS, the Company and Leading have subsequently amended the SPA on July 31, 2009 to, among others, extend the closing date of the Leading Investment and Additional Leading Investment to September 30, 2009; and

WHEREAS, the Company and Leading have consummated the Leading Investment (as defined below) as of September 4, 2009.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amended and Restated Term Sheet, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree to amend and restate the Term Sheet, as amended, as follows:


                      Section A.  Introduction

Transactions        Leading will purchase:

                    (i) shares of newly issued common stock of the Company in an amount equal to 9.9% of the total outstanding common stock of the Company on a fully diluted basis at a price per share equal to $1.37 (the "Leading Investment"); and

                    (ii) shares of newly issued common stock of the Company in an amount, which together with the Leading Investment, will equal to 14.9% of the total outstanding common stock of the Company on a fully diluted basis at a price per share equal to $1.37 (the "Additional Leading Investment"), subject to receipt of the regulatory approval and/or confirmation described in the section of this Amended and Restated Term Sheet entitled "Leading

                                                                    Confidential


                         Investment and Additional Investment Closing" on or before September 30, 2009.

                    Subject to satisfactory due diligence and price and other terms and conditions set forth herein, the Parties agree to negotiate in good faith the purchase by IWL Partners (including its affiliates and/or one or more investment vehicles to be established and managed by IWL Partners or one or more co-investors introduced by IWL Partners (collectively, "IWL")) of shares of newly issued common stock of the Company in an amount equal to $100 million less the total aggregate dollar amount of the Leading Investment and Additional Leading Investment (if any) made by Leading (the "IWL Investment," together with the Leading Investment and Additional Leading Investment, the "Proposed Transaction").

                    In connection with the closing of the IWL Investment, the Board will be re-constituted. See the section of this Amended and Restated Term Sheet entitled "Composition of the Board; Committees" below.

Tax, Other          The Parties intend to structure the Proposed Transaction
Treatment           from an efficient tax, accounting, and legal perspective.

Amended and         This Amended and Restated Term Sheet is an expression of the
Restated Term       present mutual intent only of the Parties with respect to
Sheet Not Binding   the Proposed Transaction that are the subject hereof, and, except for the sections of this Amended and Restated Term
                    Sheet entitled (i) Amended and Restated Term Sheet Not
                    Binding, (ii) Transaction Expenses, (iii) Exclusive Dealing
                    Undertaking, (iv) Publicity, and (iv) Governing Law, the
                    Parties agree and acknowledge that this Amended and Restated
                    Term Sheet is not intended to be binding on IWL, Leading, the Company or any of their respective subsidiaries, affiliates, advisors, or representatives. Legally binding obligations of the Parties will only arise from the definitive agreement or agreements negotiated by the Parties and approved by their respective boards of directors. The definitive agreement or agreements will include other terms and provisions customary for transactions of this type.

          Section B. Leading Investment, Additional Leading Investment
                               and IWL Investment

Leading Investment; The Parties intend that the Leading Investment and
Passive Investment  Additional Leading Investment will be structured to meet the passive equity investment policy of the Federal Reserve Board. The Leading Investment will not be conditioned on the consummation of the Additional Leading Investment or IWL Investment, and the Parties shall use commercially reasonable efforts to negotiate and document the terms and conditions of the Leading Investment and Additional Leading Investment (the "Leading Investment Agreement") within 10 business days of the execution of this Amended and Restated Term Sheet.

                                                                    Confidential


                    The Leading Investment Agreement shall contain, among other provisions, customary representations and warranties of the Company and conditions to closing, including a representation that the proceeds of the Proposed Transaction will be sufficient for the Company (and its subsidiary bank) to meet all applicable regulatory capital guidelines.

Leading Investment  The closing of the Leading Investment is subject to receipt
and Additional      by Leading of written or oral confirmation:
Leading Investment
Closing             (i)  From the Federal Reserve Board or the Federal Reserve
                         Bank of San Francisco that the Leading Investment (A) will not require a change-of-control notice under the Change in Bank Control Act ("Change-of-Control
                         Notice"), and (B) will not require a registration under the Bank Holding Company Act of 1956, as amended ("BHC
                         Registration"); and

                    (ii) From the California Department of Financial
                         Institutions ("CDFI") that the Leading Investment will not require a change-of-control application or other application or notice to CDFI.

                    The closing of the Additional Leading Investment will be no later than September 30, 2009 and is subject to receipt by Leading of the following regulatory approval(s) and/or confirmation(s), including, without limitation:

                    (i) Either a confirmation from CDFI that the Additional Leading Investment (together with the Leading Investment) will not require a change-of-control application or other application or notice, or approval by CDFI of such application or notice; and

                    (ii) Approval by the Federal Reserve Board or the Federal
                         Reserve Bank of San Francisco of a change-of-control notice pursuant to the Change in Bank Control Act and/or BHC Registration; and

                   (iii) Approval by the Financial Services Commission of the
                         Leading Investment and Additional Leading Investment.

                    The Parties shall use their commercially reasonable efforts
                    (i) to secure all relevant confirmations and approvals as promptly as possible, following the execution of this Amended and Restated Term Sheet, and (ii) to consummate the Leading Investment and Additional Leading Investment as promptly as possible following the execution of the Leading Investment Agreement.

Non-Solicitation;   The definitive agreement relating to the IWL Investment (the
Break-Up Fee        "IWL Investment Agreement"), together with the Leading
                    Investment

                                                                    Confidential


                    Agreement will be referred to herein as the "Definitive Documentation". The Definitive Documentation shall include a non-solicitation provision in customary form that is mutually agreeable to the Parties and consistent with the fiduciary duties of the Board. The IWL Investment Agreement will provide for payment to IWL of a break-up fee of $3 million and the reimbursement of the Transaction Expenses (defined below) in the event the Company terminates the Proposed Transaction upon the acceptance by the Company of any Competing Proposal (as defined below).

IWL Investment      The closing of the IWL Investment is expected to occur on or
Closing             before December 31, 2009, subject to completion of
                    satisfactory due diligence review of the Company and its subsidiaries by IWL, Leading and its advisors and the negotiation of the IWL Investment Agreement containing provisions consistent with the terms hereof and other terms and customary representations and warranties and conditions to closing and receipt of all regulatory and third party approvals.

Registration        The offer, sale and purchase of common stock in the Proposed
Rights              Transaction will be made in reliance on an exemption from
                    the registration requirements of the applicable federal and state securities laws and regulations, including Section
                    4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. IWL and Leading will be granted mandatory and other customary demand and piggyback registration rights on Form S-3.

Preemptive Rights   IWL and Leading shall have the right, in the event the
                    Company proposes to offer any equity securities, including convertible debt or preferred stock to any person, to purchase on a pro rata basis all or any portion of such securities.

                Section C. Corporate Governance; Employee Matters

Composition of the  Upon the closing of the IWL Investment, and subject to
Board;              discussions with the appropriate regulatory authorities,
Committees          the Board will be re-constituted.  The Board will have up to
                    11 members, consisting of up to 6 members nominated by IWL, the CEO and President of the Company's bank subsidiary and up to 4 members nominated by the current shareholders of the Company.

                    IWL will also have the right to have the same proportionate representation on the committees of the Board and the board of directors of the Company's bank subsidiary.

Election of         IWL, as the holder of a majority of the outstanding shares
Directors           of the common stock of the Company upon consummation of the
                    Proposed Transaction, will have the right to have elected a majority of the members of the Board, and the closing of the Proposed Transaction will be conditioned on the Board being re-constituted in that regard. Between execution and closing,

                                                                    Confidential


                    the Parties will work together in good faith to ensure that, upon closing, the Company will have a Board that has a manageable number of members who are expected to continue as directors so as to allow IWL to have seated a majority of the Board members.

Officers The senior executive level management of the Company and the Company's banking subsidiary in place immediately prior to the closing shall remain in place until the Board, acting by majority vote, takes action (if any) to change such management or to add any such senior executive level officers as the Board determines in its discretion is advisable.

Employment          Arrangements In conjunction with the closing of the IWL
                    Investment, certain key employees of the Company will enter into or be subject to existing terms of employment satisfactory to IWL.

                        Section D. Implementation Process

Approval by the     The Parties understand that the Leading Investment and
Board and           Additional Leading Investment will not require the approval
Shareholders        of the shareholders of the Company.  If the Proposed
                    Transaction is approved by the Board, it shall be submitted by the Board to the Company's shareholders for a vote at a meeting (the "Shareholder Meeting") to be held on a date to be agreed on by the Parties. At the Shareholder Meeting, the shareholders shall vote on approval of the IWL Investment, any related amendments that are required to be made to the Company's certificate of incorporation and any other matters necessary to implement the IWL Investment that require shareholder approval. The Company, in consultation with the IWL, shall prepare a proxy statement for distribution to the shareholders in connection with such meeting (the "Proxy
                    Statement").

Regulatory          As soon as practicable following the execution of the IWL
Approvals           Investment Agreement, the Parties shall seek all regulatory and other third party approvals required for the implementation of the IWL Investment, including, without limitation, any approvals required by the Federal Reserve
                    Board and CDFI, any approval required by Financial Services
                    Commission and Financial Supervisory Service of Korea, any approvals required from the FINRA (formerly NASD) in respect of a change of control of the Company and all home country, state and Federal bank regulatory authorities. The Parties shall also cooperate in making any necessary filings with the SEC, any exchange or quotation system on which the stock is traded or quoted, and any other applicable governmental authorities, including banking authorities. Consummation of the Additional Leading Investment and IWL Investment shall be conditioned on, among other things, obtaining all such required approvals.

Other Third Party   As soon as practicable following the execution of the
Approvals           Definitive

                                                                    Confidential


                    Documentation, the Parties shall seek the approval of any third parties with which the Company and its subsidiaries have outstanding credit facilities, leases or other contracts, to the extent that such approval is required (or reasonably deemed advisable by IWL or Leading) for the implementation of the Proposed Transaction. Consummation of the Leading Investment, Additional Leading Investment and IWL Investment shall be conditioned on obtaining all such approvals that are determined to be material.

                            Section E. Miscellaneous

Transaction         The reasonable legal and advisory fees and expenses subject
Expenses            to a cap of $500,000 incurred by IWL and/or Leading in
                    connection with the planning, negotiation, and implementation of the Proposed Transaction (the "Transaction
                    Expenses"), including, without limitation, fees of counsel and any financial, accounting, or other advisors and consultants, shall be paid by the Company to IWL and/or
                    Leading (x) at the closing of the Proposed Transaction, (y) upon the acceptance by the Company of any Competing Proposal
                    (as defined below) or (z) in the event the Company breaches the Exclusive Dealing Undertaking. For the avoidance of doubt, the Company shall not become obligated for any Transaction Expenses prior to the execution of this Amended and Restated Term Sheet.

Exclusive Dealing   The Company agrees that through September 30, 2009, it shall
Undertaking         not and that it shall cause its subsidiaries and
                    representatives not to: (i) communicate with nor provide any information in its possession to any person or party (a
                    "Competing Party") with respect to development of a competing proposal for a recapitalization transaction or any other form of investment in, or business combination with, the Company or any of its subsidiaries (a "Competing
                    Proposal"), or (ii) solicit any Competing Proposal from any Competing Party. In the event the Company breaches the terms of this provision, it shall reimburse Transaction Expenses of IWL and Leading.

Publicity           All press releases and public announcements relating to the transactions contemplated by this Amended and Restated Term
                    Sheet will be prepared and be agreed to jointly by IWL, Leading and the Company and no party will issue any press release or public announcement without the approval of the other party.

Governing Law       This Amended and Restated Term Sheet and the Definitive
                    Documentation will be governed by California law.


                            [Signature Page Follows]

                                                                    Confidential


Agreed and accepted as of
14th day of September 2009:

                                        IWL Partners



                                        By:  /s/ Dae Hyuk Park
                                             ----------------------------------
                                             Name:   Dae Hyuk Park
                                             Title:  Vice Chairman and Chief
                                                     Executive Officer



                                        Leading Investment & Securities Co.,
                                        Ltd.



                                         By:  /s/ Cheul Park
                                              ----------------------------------
                                              Name:   Cheul Park
                                              Title:  Chairman and Chief
                                                      Executive Officer



                                         Hanmi Financial Corp.



                                         By:  /s/ Jay S. Yoo
                                              ----------------------------------
                                              Name:   Jay S. Yoo
                                              Title:  President and Chief
                                                      Executive Officer